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                                 [LOGO OF SBA]
                                     NEWS
                                                 For additional information:
                                                 Jeffrey A. Stoops
                                                 Chief Financial Officer
                                                 (561) 995-7670

                             FOR IMMEDIATE RELEASE

                   SBA COMMUNICATIONS CORPORATION ANNOUNCES
                         FOURTH QUARTER TOWER RESULTS

BOCA RATON, FLORIDA, January 5, 2000 (NASDAQ: SBAC) - SBA Communications Corporation ("SBA") reported that in the fourth quarter it increased its tower portfolio by 207 towers, or 22%, to 1,163 total towers. The number of towers added was a record for the company, its third successive quarterly record for towers added. Of the 207 towers added in the fourth quarter, 150 were newly-built and 57 were acquisitions of existing towers. The 57 towers were acquired in nine separate transactions at an aggregate price of $16.6 million, representing a 16.7 times multiple of current tower cash flow. Based on tenant leases executed as of December 31, 1999, same tower revenue growth for the full year on the 494 towers SBA owned as of December 31, 1998 was 33%.

At December 31, 1999, SBA was involved in projects for over 1,000 new tower builds throughout the nation, consisting of approximately 335 build-to-suit mandates from wireless carriers and over 700 sites SBA is developing through its strategic siting efforts. At year end, SBA had agreements to acquire 94 additional existing towers in 23 separate transactions for an aggregate purchase price of $39.2 million, representing a 16.7 times multiple of current tower cash flow. These acquisitions are anticipated to close within the next six months.

SBA is a leading independent owner and operator of wireless communications infrastructure in the United States. SBA's primary focus is the construction of new towers and acquisition of existing towers for its own account. Since it was founded in 1989, SBA has participated in the development of over 13,000 antenna sites in the United States.




Information Concerning Forward-Looking Statements

Some information in this release is forward looking. These forward-looking statements may be affected by the risks and uncertainties in the company's business. This information is qualified in its entirety by cautionary statements and risk factors disclosure contained in certain of the company's Securities and Exchange Commission filings. The company wishes to caution readers that certain important factors may have affected and could in the future affect the company's actual results and could cause the company's actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the company. With respect to proposed acquisitions, a number of factors including without limitation ongoing due diligence, third party consents and the lack of definitive documentation will affect the timing of consummation or whether such acquisitions are ever consummated (of which there can be no assurance). With respect to pending new tower build projects, a number of factors will affect the timing and number of new build completions, including without limitation zoning difficulty, carrier design changes, changing local market conditions and weather. The company undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof.